Exhibit 99.1

    NEWS

FOR IMMEDIATE RELEASE                 Media Contact: Charles Coleman, (626) 302-7982
Investor Relations Contact: Scott Cunningham, (626) 302-2540

Michael C. Camuñez Joins Edison International and
Southern California Edison’s Boards of Directors

ROSEMEAD, Calif., May 23, 2017 - Edison International (NYSE:EIX) and Southern California Edison today announced that Michael C. Camuñez has been elected to the board of directors of each company, effective June 15.

“Michael brings a unique combination of diverse experience and skills to our boards,” said Bill Sullivan, chair of the Edison International board of directors. “We look forward to his insights and counsel on a broad range of critical issues.”

“Michael’s public policy expertise, from a shared state, national and international perspective, as well as his extensive legal background and business leadership abilities, will be extremely valuable to our companies,” said Pedro Pizarro, president and chief executive officer of Edison International.

Camuñez, 48, is president and chief executive officer of ManattJones Global Strategies, LLC. The firm offers strategic consulting, risk management and market assessment services to FORTUNE 500 companies, specializing in matters related to international business, corporate governance, public affairs, due diligence, economic policy and government relations.

Prior to joining ManattJones Global Strategies in 2013, Camuñez served in the U.S. Department of Commerce as assistant secretary for market access and compliance, where he helped to lead the federal government’s efforts to open new markets for U.S. goods and services. In that role, he visited more than 30 countries to advance U.S. trade and economic policy.

Before his Department of Commerce service, Camuñez was special counsel to President Obama in the Office of the White House Counsel and special assistant to the president, where he helped manage senior appointments to the domestic cabinet. Prior to his White House roles, Camuñez was an equity partner at the law firm of O’Melveny & Myers, LLP, where he worked for more than 10 years.

Camuñez currently serves on the boards of the Pacific Council on International Policy and the U.S.-Mexico Chamber of Commerce. He earned a bachelor’s degree from Harvard University and a J.D. from Stanford Law School.

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power, as well as a provider of energy services and technologies, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities. Edison International is also the parent company of Edison Energy Group, a portfolio of competitive businesses that provide commercial and industrial customers with energy management and procurement services and distributed solar generation. Edison Energy Group companies are independent from Southern California Edison.

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